Exhibit 99.2

July 9, 2008

Mr. J. Brandon Black

Chief Executive Officer

Encore Capital Group, Inc.

8875 Aero Drive

Suite 200

San Diego, CA 92123

Re:	Asset Purchase and Forward Flow Agreement dated June 2, 2005, as amended
Amended and Restated Collection Agreement dated June 2, 2005, as amended

Dear Brandon:

We are troubled by your July 8th email stating that Encore “will not be in a position to fund the forward flow prior to the Board call on Tuesday” and our subsequent telephone conversation regarding your email. These communications are completely contrary to our recent meetings, your prior statements and assurances, and Encore’s obligations under the Asset Purchase and Forward Flow Agreement.

As you know, the Agreement requires Encore to fund the purchase of the July Forward Flow file on July 10th. It does not provide Encore with the unilateral right to delay any Forward Flow purchases. If, as stated in your email, Encore fails to perform its funding obligations on July 10th, Encore will be in default of the Agreement. Without waiving any of our rights, it is not our present intention to send Encore a formal Notice of Default provided that Encore fulfills its funding obligations by July 15th. However, if the full purchase price for the July Forward Flow file is not received by Jefferson Capital, on July 15th you will receive a formal Notice of Default and we will immediately proceed to enforce the Agreement. We hope that such action is not necessary.

You have requested the opportunity to confer with your Directors next Tuesday regarding this matter. While we respect Encore’s desire to confer with its directors, Encore’s clear obligations under the Agreement are not dependent upon further approval by Encore’s directors. Nonetheless, we will continue to cooperate with you and, per your request, we will make both Rohit Kirpalani and David Hanna available to you in connection with your board meeting. As you know, we have provided you with all of the information you have requested in recent weeks. In fact, at our recent meetings in San Diego, you confirmed that all requested information had been provided and we had answered all of your questions to your satisfaction. Frankly, we are very concerned that you made absolutely no mention to us at our recent meetings in San Diego of any unwillingness on Encore’s part to fulfill its obligations with respect to the July 10th purchase.

CompuCredit and Jefferson Capital have been and continue to be in full compliance with the Agreement. Both CompuCredit and Jefferson Capital remain committed to fulfilling their obligations to Encore, and we expect the same of Encore. CompuCredit and Jefferson Capital fully reserve all of their rights with regard to this matter. Please let me know if you have any questions and please confirm as soon as possible that Encore will fulfill its obligations under the Agreement.

Very truly yours,

David M. Burton